Exhibit 10.28
Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413
April 26, 2006
Mr. Sam B. Humphries
7913 Wyoming Court
Bloomington, Minnesota 55438
     Re: Separation Arrangements
Dear Sam:
     This letter is to confirm your resignation as our President and Chief Executive Officer, effective the close of business today. We understand that you are leaving Uroplasty to become the President and Chief Executive Officer of HealthTronics, Inc. Of course, we are all disappointed in your decision, but understand that it is a good opportunity for you.
     In connection with your departure, we wish to confirm the following matters:
1. Your resignation is voluntary on your part and thus not for “good cause” under your employment agreement. Accordingly, we will pay your base salary, and provide your benefits, through today. We will provide no severance payments. We agree that no amount is due you through your termination date on account of the incentive bonus plan under your employment agreement. Upon termination, we will provide you our standard COBRA notice as to your health insurance continuation rights.
2. Under your January 1, 2005 employment agreement, we granted you 400,000 options to purchase shares of our Common Stock at an exercise price of $5.19 per share. All of those options are vested and you have until December 31, 2014 to exercise them. On April 1, 2003, we also granted your consulting firm, Executive Advisory Group, 50,000 options to purchase shares of our Common Stock at an exercise price of $2.80 per share. Those options are exercisable through March 31, 2008, subject to earlier lapse as provided by the April 1, 2003 Stock Option Agreement. Finally, on April 14, 2003 and in connection with your joining the Board, we granted you 30,000 options to purchase shares of our Common Stock at an exercise price of $2.25 per share. These options are exercisable through April 14, 2013, if vested. You are currently vested in 18,000 of these options. You will vest in an additional 6,000 of these options on each of March 31, 2007 and 2008, but only if you continue in Board service through the applicable vesting date.
3. You agree to remain on the Uroplasty Board of Directors indefinitely and to stand for re-election at the next annual meeting of stockholders. However, if the Board, by majority vote of the remaining directors, asks for your resignation, you agree to provide it promptly. Of course,

Mr. Sam B. Humphries
April 26, 2006

you agree to recuse yourself from deliberations and voting on matters, if any, that arise in the future as to the relationship between HealthTronics and Uroplasty. We remind you of your continuing fiduciary and confidentiality obligations arising by virtue of your Board participation and your employment agreement with us.
4. We have mutually discussed the scope of your non-competition agreement with us and its effect on your planned employment with HealthTronics. You have agreed that the agreement is enforceable by us. However, based on our discussions, we have determined not to contest your HealthTronics employment. In return, to avoid misunderstanding as to the scope of your non-competition agreement (but without limiting its express provisions), you agree that without our prior written consent and for one year after your departure from Uroplasty, your employment agreement with us will prohibit you, as the President and Chief Executive Officer of HealthTronics (and, thus, HealthTronics itself so long as you are employed with it during that one-year period), from:
•	engaging (whether directly or indirectly) in the development, manufacturing, licensing, marketing or distribution of products or services for the diagnosis or treatment of urinary or fecal voiding dysfunctions (the “Uroplasty Line of Business”); and

•	initiating or entering into any agreement or other arrangement to develop, manufacture, license, market, distribute or acquire any technology, business or entity in the Uroplasty Line of Business, or participating in discussions or providing information relating to or in anticipation of such an agreement or arrangement.
The above prohibitions do not apply to future discussions or agreements between HealthTronics and Uroplasty.
5. You agree to provide a copy of this letter to HealthTronics’ in-house counsel before you begin employment with HealthTronics.
     Sam, we wish you good luck in your new endeavors. We trust that the opportunity will arise for future beneficial arrangements between HealthTronics and Uroplasty. If this letter correctly summarizes our agreement, please so indicate by your signature below.
Very truly yours,

Uroplasty, Inc.		Agreed to and accepted:

By	Daniel G. Holman,, Chairman	Sam B. Humphries